URGENT REQUEST - Proxy Update: Equinox MutualHedge Futures Strategy Fund

Please forgive my persistence as we truly need your help with the MutualHedge proxy. I greatly appreciate your support of the fund and I fully realize that this is an inconvenience for you. I sincerely apologize for needing to ask for help, however, as a significant allocator to the fund, the votes of your clients are needed to secure a quorum.

At a minimum, please help by asking your largest MutualHedge asset holders to vote today.

We have been making progress over the past week, however, we are still short of the votes necessary to transfer the Fund’s assets to AXS investments.

Your clients should have their control numbers and proxy materials readily available in email or regular mail and they can vote at www.ProxyVote.com.

To help clients find the right email we sent an email yesterday with the following subject line:

ATTN. MUTUALHEDGE SHAREHOLDERS: Your vote is needed TODAY to reach a quorum

We sent another email today with the following subject line:

FINAL NOTICE: Last chance to vote on the future of your MutualHedge shares

Alternatively, they can call (800) 454-8683.

Please feel free to contact me directly if I can provide additional information or guidance. My mobile phone number is (609) 577-4200.

We sincerely appreciate your help encouraging your clients who own Equinox MutualHedge Futures Strategy Fund to vote their shares today.

Sincerely,

Bob

Bob enck CEO

P 609.454.5201 C 609.577.4200
W equinoxfunds.com E benck@equinoxfunds.com

Securities offered through Equinox Group Distributors, LLC, Member FINRA